EXHIBIT 10.64

May 3, 2013

Mr. Lewis A. Steverson

3502 Meadowlark Lane

Crystal Lake, IL 60012

Dear Lewis:

As a result of your interviews with Corning, we are pleased to offer you a position as Senior Vice President and General Counsel reporting to Wendell Weeks. In this role, you will be a member of the Management Committee and an SEC 16b officer of Corning. Your work location will be Corning, NY starting on or around June 3, 2013.

Base Salary & Annual Cash Bonuses

Your initial salary will be $580,000 per year, payable bi-weekly. Executive salary reviews are currently scheduled to occur around July 1 each year; your first scheduled review will occur in July 2014.

In addition to your base salary, you will be eligible to participate in a Corning GoalSharing Bonus Program, which is based on the corporate average of all such plans in Corning. Annual cash awards earned under the program may range from 0% to 10% of your base salary. In general, this annual bonus will be pro-rated for your first year of employment and paid in February to participants who are employed by Corning on December 31 of the prior year, in accordance with Corning’s GoalSharing policies.

You will also be eligible to participate in the Performance Incentive Plan. As a member of the Management Committee, this cash bonus plan is based 100% on corporate financial performance. Your annual target opportunity will be 70% of your base salary. Your actual cash award amount may range between 0% and 200% of target and will be pro-rated for time worked during your first year of employment. Awards earned under this program will be paid in March to participants who are employed by Corning on December 31 of the prior year, based on plan rules.

Long-Term Incentives

In this role, you will be an executive of Corning. Annual grants of long-term incentives to executives are approved once a year in February. Your total target award under this plan will not be prorated for the 2013 plan year and will be equal to $1,500,000.

The current plan design includes a mix of:

•	Cash Performance Units (50% of target award or $750,000)

–	Opportunity ranges from 0% to 150% of the cash performance unit target value;

–	Tied to corporate financial performance (currently two equally weighted metrics of adjusted EPS and adjusted Operating Cashflow); and

–	The plan currently has a one year performance period with any award actually earned subject to restrictions for a further two years until it is paid (scheduled to be February 2016 for the 2013 awards).

•	Time-based Restricted Stock Units (25% of target award or $375,000)

–	The grant date for this award will be the first business day of the month following your start date with Corning;

–	Not tied to performance;

–	Vesting occurs after three years (normally scheduled to be February 2016 for other executives receiving the 2013 awards, but the vesting date will be July 2016 for your initial 2013 awards since you will be joining Corning mid-year); and

–	The actual number of restricted stock units to be awarded will be based on the target value of this component and the closing price of Corning stock in effect on the grant date.

•	Stock Options (25% of target award or $375,000)

–	The grant date for this award will be the first business day of the month following your start date with Corning;

–	Not tied to performance;

–	Vesting occurs 100% after three years; and

–	The actual number of stock options to be awarded will be based on the target value of this component, a Black-Scholes value of 35% and the closing price of Corning stock in effect on the grant date.

These long-term incentives are subject to the more complete terms and conditions of the awards which will be distributed to you after your start date with Corning.

Special Payments

In recognition of the unvested compensation you will forfeit from your current employer as a result of accepting this offer, Corning will provide you with the following special payments:

•	Cash Payment: A special cash payment equal to $750,000 to be paid within 30 days of your start date with Corning. As a special cash payment, this amount will not be considered to be eligible compensation for any other company-provided compensation or benefit plan. If you voluntarily resign from Corning or if you are terminated for cause in your first or second full year of employment, then 100% (in the first 12 months of employment) or 50% (in the second 12 months of employment) of this gross cash payment will be repayable to Corning within 30 days of your last day worked with Corning.

•	Restricted Stock Award: You will receive a restricted stock award equal to $2,250,000 as of the first business day of the month following your start date with Corning. This award will vest ratably (1/3 per year) over three years with the number of shares to be awarded calculated on the same basis as the Restricted Stock Unit award described above. If you voluntarily resign from Corning or if you are terminated for cause, then any unvested restricted stock award would be forfeited. If you are involuntarily terminated , not for cause, the release of these shares will be coordinated with the severance described below.

Additional Senior Officer Benefits

As a Senior Vice President of Corning, you are eligible for the following additional benefits:

•	Officer severance agreement in the event you are involuntarily terminated, not for cause. In general, the plan provides for severance benefits equal to 2x base + target bonuses.

•	Officer Change-in-Control agreement that provides severance benefits equal to 2x base + target bonuses and other protection in the event of a Change-in-Control of Corning Incorporated.

•	Eligibility for an executive supplemental pension plan benefit that generally provides pension benefits equal to 2% of Final Average Pay per year of service up to a maximum benefit of 50% of Final Average Pay after 25 years. You must work for Corning for 10 years to become vested in this benefit.

•	Eligibility for an annual Executive Allowance that provides for limited personal use of the corporate aircraft and payment of home security fees. We will provide you with additional details about this program.

Your annual (12 month) allowance of flight hours will be 30 hours (which includes both the time you are on the plane and any time spent

CORNING INCORPORATED - 2013 Form 10-K	1

for any empty plane repositioning flights). Annual flight hours are calculated on a fiscal year of November 1 through October 31. Your annual allowance of 30 hours will not be prorated for time worked in 2013. You are responsible for any taxes on the imputed income resulting from use of this program with imputed income calculated in accordance with IRS rules and regulations.

Vacation

As a mid-career hire, you will be entitle to an annual vacation allowance commencing at four (4) weeks per year.

Relocation

You will be eligible for a relocation package as more completely described in the attached materials; this benefit includes the purchase of your principal residence at appraised value and the movement of your household goods and effects. In addition, Corning will provide you with temporary living expenses for up to 90 days until you relocate to Corning.

Other Terms and Conditions

This offer of employment is made contingent on completion of a satisfactory background check and your passing a drug screen (please allow five business days for processing). By signing below, you confirm that you have not disclosed to Corning any proprietary or confidential information or trade secrets of another entity and that you will not bring any such information or material to Corning. You further confirm that you are not subject to any obligation of non-competition by another entity that might prevent or interfere with your performance of the position offered. In addition, you will be required to provide acceptable documents of identity and employment eligibility on the first day of your employment.

Corning Incorporated Benefit Program Highlights are enclosed. However, if you have any additional questions, please don’t hesitate to call me.

We look forward to hearing from you and sincerely hope you will accept this opportunity with Corning. If you accept our offer, please sign below and return this letter in the pre-paid, self-addressed envelope.

Sincerely,

/s/ Christine M. Pambianchi
Christine M. Pambianchi
SVP, Human Resources

ACCEPTED BY:

/s/ Lewis A. Steverson
Lewis A. Steverson	(Date)

CORNING INCORPORATED - 2013 Form 10-K	2